Target Hospitality Delivers Outstanding Second Quarter 2021 Results Driving Robust Cash Flows as Diversification Strategy Strengthens

THE WOODLANDS, Texas, August 11, 2021 (PRNewswire) – Target Hospitality Corp. (“Target Hospitality”, “Target” or the “Company”) (NASDAQ: TH), North America’s largest provider of vertically-integrated modular accommodations and value-added hospitality services, today reported results for the three months ended June 30, 2021.

Financial and Operational Highlights for the Second Quarter 2021

●	Revenue of $75.0 million for the three months ended June 30, 2021, as compared to $53.6 million for the same period in 2020
●	Net loss of $0.9 million for the three months ended June 30, 2021, compared to a net loss of $13.7 million for second quarter 2020
●	Basic and diluted loss per share of $0.01 for the three months ended June 30, 2021
●	Adjusted EBITDA(1) of $31.9 million for the three months ended June 30, 2021, compared to $13.4 million for the same period in 2020
●	Executing on premier customer diversification with approximately 60% of second quarter 2021 revenue related to committed revenue contracts backed by the United States Government
●	Strong cash generation with net cash provided by operating activities of $67.4 million and Discretionary Cash Flow (“DCF”) (1) of $65.8 million for the three months ended June 30, 2021
●	Continued strengthening customer demand with second quarter utilization of 72%, representing the fourth consecutive increase in quarterly utilization
●	Approximately 73% of 2021 revenue under committed revenue contracts, with approximately 54% of 2021 revenue related to government services
●	As of August 11, 2021, zero outstanding borrowings under the Company’s $125 million credit facility, representing a reduction of year-to-date 2021 outstanding borrowings of $70 million and more than $175 million of total available liquidity

Executive Commentary

“Target’s strong second quarter results are a direct reflection of the deliberate actions taken in 2020 to appropriately position the Company, amidst an uncertain operating environment, to take advantage of a more balanced market.  As we continue to experience a consistent increase in customer demand for our premium service offerings, we have matched this demand with little incremental capital.  This high return on capital growth has provided continued margin expansion and significant cash generation, which has been utilized to meaningfully accelerate the strengthening of Target’s financial position,” stated Brad Archer, President and Chief Executive Officer.

“The momentum Target has sustained over the past year is impressive and is a clear indication of our ability to align the business to match customer demand, while staying focused on our strategic priorities of strengthening Target’s balance sheet and creating value by growing our end markets.  Target is well positioned to continue executing on its strategic focus of expanding its balanced service offerings, which we believe will continue to drive value creation for our shareholders,” concluded Mr. Archer.

TH Q2 2021 Earnings Release

Segment Name Changes

Target continues to focus its growth strategy on broadening its reach into adjacent end markets that are consistent with the Company’s core competencies. As of June 30, 2021, the Company changed the name of select reportable segments to appropriately align with its ongoing growth strategy and highlight its diversified hospitality and facilities services offering. The segments formerly known as “Permian Basin” and “Bakken Basin” will now be referred to as “Hospitality & Facilities Services – South” (“HFS – South”) and “Hospitality & Facilities Services – Midwest” (“HFS – Midwest”), respectively. All reporting with former segment names should be relied upon in its entirety. All other reportable segment names remain unchanged.

Financial Results

Second Quarter Summary Highlights

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR and per share amounts)	June 30, 2021	June 30, 2020
		(Restated)
Revenue	$74,986	$53,620
Net loss	$(912)	$(13,667)
Loss per share – basic and diluted	$(0.01)	$(0.14)
Adjusted EBITDA	$31,940	$13,363
Average daily rate (ADR)	$75.15	$81.72
Average utilized beds	10,682	5,036
Utilization	72%	38%

Revenue for the three months ended June 30, 2021, was $75.0 million compared to $53.6 million for the same period in 2020. The increase in revenue was primarily driven by the execution of the government services contract, which began March 2021, and continued increasing customer demand in the Company’s HFS – South segment. Net loss for the three months ended June 30, 2021, was $0.9 million compared to a net loss of $13.7 million for the same period in 2020.

Adjusted EBITDA was $31.9 million for the three months ended June 30, 2021, compared to $13.4 million for the same period in 2020.

ADR decreased by $6.57 to $75.15 for the three months ended June 30, 2021, compared to the same period in 2020.  The decrease in ADR was primarily driven by lower average ADR in the HFS - South segment.

Average utilized beds increased by 5,646 to 10,682 for the three months ended June 30, 2021.  The increase was driven by the government services contract, which began March of 2021, contributing 4,000 fully utilized beds to the Government segment and continued increasing customer demand in the HFS – South segment.  Utilization increased to 72% for the three months ended June 30, 2021, compared to 38% for the same period in 2020.

Capital Management

The Company had approximately $12.1 million of capital expenditures for the three months ended June 30, 2021.  Capital expenditures included approximately $10.6 million in growth capital associated with the recently executed government services contract and approximately $1.5 million of maintenance capital.

As of June 30, 2021, the Company had $6.5 million of cash and cash equivalents and $345 million in gross amount of total debt.  As of August 11, 2021, the Company has reduced 2021 year-to-date borrowings by $70 million and currently has no outstanding borrowings under the Company’s $125 million revolving credit facility, with more than $175 million of total available liquidity, including cash and cash equivalents of approximately $53 million.  As a result, the Company has made significant progress towards its year end 2021 total net leverage ratio target of below 3.5 times.

TH Q2 2021 Earnings Release	Page 2 of 13

Business Update

The global economic outlook continues to be supported by post-pandemic re-openings and a resurgence in global commercial activity, which has continued to support Target’s improving operational and financial results.  Target continues to benefit from its efficient operating structure, which allows the Company to take advantage of improving customer demand for its premium hospitality solutions, with little incremental cost.  Target’s legacy business has experienced sequential quarterly improvement in operating margins and utilization throughout 2021.

The continued improvement in demand for Target’s premium service offering and strategic relationships with its first-class customer base, continues to support the Company’s view of additional increases in customer demand as activity builds through the remainder of 2021 and into 2022.  As a result, the Company is reiterating its 2021 financial outlook of:

●	Total revenue between $260 and $270 million
●	Adjusted EBITDA(1) between $97 and $107 million
●	Interest expense(2) between $33 and $35 million
●	Discretionary Cash Flow(1) between $65 and $70 million
●	Total capital spending between $15 and $20 million, excluding acquisitions
●	Targeting a total net leverage(3) ratio below 3.5x by year end 2021

(2)  Interest expense excludes amortization of deferred financing cost and original issue discount

(3)  Total net leverage ratio is defined in the credit facility as consolidated total debt to consolidated EBITDA for the preceding four fiscal quarters

Strategic Focus

The positive momentum Target has experienced through 2021 has supported systematic execution of its strategic objectives.  Target has achieved significant near-term debt reduction, with no outstanding borrowings under the Company’s credit facility, which has meaningfully strengthened the financial position of the Company.  Additionally, Target has progressed its diversification strategy, with approximately 60% of second quarter 2021 revenue related to its Government segment.

Target is well positioned to continue pursuing its growth strategy, focused on enhancing value through a balanced portfolio of service offerings.  Target’s unique core competencies translate across a range of adjacent end-markets and provide the opportunity to pursue a variety of value-added growth initiatives, while simultaneously remaining focused on expanding its reach providing critical support to the United States Government.

The increased concentration of services aiding the United States Government creates an optimal foundation to pursue additional growth opportunities within the government services market.  Target has intentionally enhanced its capabilities to effectively identify and evaluate these opportunities, which it believes provides the greatest opportunity to accelerate value creation.

Segment Results – Second Quarter 2021

Government

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s, except ADR)	June 30, 2021	June 30, 2020
Revenue	$44,788	$16,671
Adjusted gross profit	$27,023	$12,909
Adjusted gross profit margin	60%	77%
Average daily rate (ADR)	$76.12	$74.58
Average utilized beds	6,400	2,400
Utilization	100%	100%

Revenue for the three months ended June 30, 2021, was $44.8 million compared to $16.7 million for the same period in 2020.  Average available beds of 6,400 were fully utilized for the three months ended June 30, 2021, with an ADR of $76.12.

TH Q2 2021 Earnings Release	Page 3 of 13

On March 18, 2021, Target executed a $118 million minimum revenue contract, which is fully committed over its initial one-year term.  The contract adds 4,000 available beds, which will be fully utilized over the contract term.

Hospitality & Facilities Services - South

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR)	June 30, 2021	June 30, 2020
Revenue	$28,190	$21,064
Adjusted gross profit	$13,615	$6,860
Adjusted gross profit margin	48%	33%
Average daily rate (ADR)	$73.87	$88.65
Average utilized beds	4,132	2,575
Utilization	60%	27%

Revenue for the three months ended June 30, 2021, was $28.2 million compared to $21.1 million for the same period in 2020. Revenue increased as a result of continued improving customer headcount demand supported by post-pandemic re-openings and strengthening commercial activity.

ADR decreased by $14.78, to $73.87 compared to the same period in 2020. The reduction in ADR was primarily driven by lower prior year utilization on committed minimum revenue contracts, which inflates ADR despite a decline in activity.

Adjusted gross profit margin was 48% for the three months ended June 30, 2021, compared to 33% for the same period in 2020.

Utilization was 60% for the three months ended June 30, 2021, compared to 27% for the same period in 2020.  As a result of the new government services contract, executed March 2021, the Company reallocated approximately 2,400 beds from the HFS - South segment to the Government segment.

Hospitality & Facilities Services - Midwest

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR)	June 30, 2021	June 30, 2020
Revenue	$730	$366
Adjusted gross profit	$(249)	$(1,169)
Adjusted gross profit margin	(34)%	(319)%
Average daily rate (ADR)	$67.55	$70.26
Average utilized beds	116	53
Utilization	11%	5%

Revenue for the three months ended June 30, 2021, was $0.7 million compared to $0.4 million for the same period in 2020. The increase was attributable to select communities re-opening in the segment, which had been closed in the prior period, as a result of modest improvement in customer demand.

TCPL Keystone

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s)	June 30, 2021	June 30, 2020
Revenue	$933	$15,394
Adjusted gross profit	$604	$2,054
Adjusted gross profit margin	65%	13%

TH Q2 2021 Earnings Release	Page 4 of 13

This segment’s operations consist primarily of revenue from the construction phase of the TC Energy Keystone XL Pipeline (“TCPL”) project. Revenue for the three months ended June 30, 2021, was $0.9 million compared to $15.4 million for the same period in 2020. As a result of the January 20, 2021, Executive Order, revoking the Keystone XL Presidential Permit, the Company will recognize substantially lower 2021 revenue associated with the TCPL project.

On July 23, 2021, the Company entered into a termination and settlement agreement with TC Energy, which terminated, the Company’s contract with TC Energy that was originated in 2013. The agreement released the Company from any outstanding work performance obligations under the 2013 contract (including all change orders, limited notices to proceed, and amendments) and provided for payment of a termination fee of approximately $5 million, which the Company collected in cash on July 27, 2021.

All Other

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s)	June 30, 2021	June 30, 2020
Revenue	$345	$125
Adjusted gross profit	$(16)	$(194)
Adjusted gross profit margin	(5)%	(155)%

This segment’s operations consist of hospitality services revenue not included in other segments. Revenue for the three months ended June 30, 2021, was $0.3 million compared to $0.1 million for the same period in 2020.

Conference Call

The Company has scheduled a conference call for August 11, 2021, at 8:00 a.m. Central Time (9:00 am Eastern Time) to discuss the second quarter 2021 results.

The conference call will be available by live webcast through the Investors section of Target Hospitality’s website at www.TargetHospitality.com or by dialing in as follows:

Domestic:	1-888-317-6003
International:	1-412-317-6061
Passcode:	8699659

Please register for the webcast or dial into the conference call approximately 15 minutes prior to the scheduled start time.

About Target Hospitality

Target Hospitality is North America’s largest provider of vertically integrated modular accommodations and value-added hospitality services in the United States. Target builds, owns and operates a customized and growing network of communities for a range of end users through a full suite of value-added solutions including premium food service management, concierge, laundry, logistics, security and recreational facilities services.

Cautionary Statement Regarding Forward Looking Statements

Certain statements made in this press release are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the severity and duration of the COVID-19 pandemic, related economic repercussions and the resulting negative impact to global economic demand; operational challenges relating to the COVID-19 pandemic and efforts

TH Q2 2021 Earnings Release	Page 5 of 13

to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and customers, remote work arrangements and return to work arrangements, contract and supply chain disruptions; operational, economic, political and regulatory risks; federal government budgeting and appropriations; our ability to effectively compete in the specialty rental accommodations and hospitality services industry; effective management of our communities; natural disasters, including pandemics and other business disruptions; the effect of changes in state building codes on marketing our buildings; changes in demand within a number of key industry end-markets and geographic regions; our reliance on third party manufacturers and suppliers; failure to retain key personnel; increases in raw material and labor costs; the effect of impairment charges on our operating results; our inability to recognize deferred tax assets and tax loss carry forwards; our future operating results fluctuating, failing to match performance or to meet expectations; our exposure to various possible claims and the potential inadequacy of our insurance; unanticipated changes in our tax obligations; our obligations under various laws and regulations; the effect of litigation, judgments, orders, regulatory or customer bankruptcy proceedings on our business; our ability to successfully acquire and integrate new operations; global or local economic and political movements, including any changes in policy under the Biden administration; our ability to effectively manage our credit risk and collect on our accounts receivable; our ability to fulfill Target Hospitality’s public company obligations; any failure of our management information systems and our ability to remediate any material weakness; fluctuations in the fair value of warrant liabilities;  our ability to meet our debt service requirements and obligations; and risks related to Arrow Bidco’s obligations under the senior notes.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

(1)	Non-GAAP Financial Measures

This press release contains historical non-GAAP financial measures including Adjusted gross profit, Adjusted gross profit margin, DCF and Adjusted EBITDA, which are measurements not calculated in accordance with US GAAP, in the discussion of our financial results because they are key metrics used by management to assess financial performance. Our business is capital-intensive, and these additional metrics allow management to further evaluate our operating performance.  Reconciliations of these measures to the most directly comparable GAAP financial measures are contained herein. To the extent required, statements disclosing the definitions, utility and purposes of these measures are also set forth herein.

This press release also contains forward-looking non-GAAP financial measures Adjusted EBITDA and Discretionary Cash Flow. Reconciliations of these forward-looking measures to their most directly comparable GAAP financial measures are unavailable to Target Hospitality without unreasonable effort. We cannot provide reconciliations of forward-looking Adjusted EBITDA and Discretionary Cash Flow to GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to us without unreasonable effort. Although we provide a range of Adjusted EBITDA and Discretionary Cash Flow that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA and Discretionary Cash Flow calculations. Target Hospitality provides an Adjusted EBITDA and Discretionary Cash Flow outlook because we believe that these measures, when viewed with our results under GAAP, provide useful information for the reasons noted below.

Definitions:

Target Hospitality defines Adjusted gross profit, as Gross profit plus depreciation of specialty rental assets and loss on impairment. Target Hospitality defines Adjusted gross profit margin as Adjusted gross profit divided by total revenue for the same period.

Target Hospitality defines EBITDA as net income (loss) before interest expense and loss on extinguishment of debt, income tax expense (benefit), depreciation of specialty rental assets, and other depreciation and amortization. Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what management considers transactions or events not related to its core business operations:

●	Other expense (income), net: Other expense (income), net includes consulting expenses related to certain projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, involuntary asset conversions, COVID-19 related expenses, and other immaterial non-cash charges.
●	Transaction expenses: Target Hospitality incurred certain transaction costs, including legal and professional fees, associated with the previously announced non-binding proposal made by Arrow Holdings S.à r.l. (“Arrow”), an affiliate of TDR Capital LLP (“TDR”), to acquire all of the outstanding shares of common stock of Target Hospitality not owned

TH Q2 2021 Earnings Release	Page 6 of 13

by Arrow or its affiliates for cash consideration of $1.50 per share in the current period. The prior period primarily included residual tax advisory filing related expenses associated with the Business Combination.
●	Stock-based compensation: Non-cash charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.
●	Change in fair value of warrant liabilities: Non-cash change in estimated fair value of warrant liabilities.
●	Other adjustments: System implementation costs, including primarily non-cash amortization of capitalized system implementation costs, claim settlement, business development, accounting standard implementation costs and certain severance costs.

Target Hospitality defines Discretionary cash flow as cash flow from operations less maintenance capital spending for specialty rental assets.

Utility and Purposes:

EBITDA reflects net income (loss) excluding the impact of interest expense and loss on extinguishment of debt, provision for income taxes, depreciation, and amortization. We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization expense, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Target Hospitality also believes that Adjusted EBITDA is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including certain items, that are not reflective of the ongoing operating results of Target Hospitality.  In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale of depreciable assets and impairment losses because including them in EBITDA is inconsistent with reporting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale of depreciable assets and impairment losses represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

Adjusted gross profit, Adjusted gross profit margin, DCF and Adjusted EBITDA are not measurements of Target Hospitality’s financial performance under GAAP and should not be considered as alternatives to Net income (loss), Gross profit, Earnings per share, Net cash provided by operating activities, or other performance measures derived in accordance with GAAP. In addition, these non-GAAP measures may not be comparable to similarly titled measures of other companies. Target Hospitality’s management believe that Adjusted gross profit, Adjusted gross profit margin, DCF and Adjusted EBITDA provide useful information to investors about Target Hospitality and its financial condition and results of operations for the following reasons: (i) they are among the measures used by Target Hospitality’s management team to evaluate its operating performance; (ii) they are among the measures used by Target Hospitality’s management team to make day-to-day operating decisions, (iii) they are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results across companies in Target Hospitality’s industry.

Investor Contact:

Mark Schuck

(832) 702 – 8009

ir@targethospitality.com

TH Q2 2021 Earnings Release	Page 7 of 13

Exhibit 1

Target Hospitality Corp.

Consolidated Statements of Comprehensive Loss

($ in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue:		(Restated)		(Restated)
Services income	$53,648	$25,257	$86,585	$79,195
Specialty rental income	20,827	12,968	32,448	29,551
Construction fee income	511	15,395	1,445	16,528
Total revenue	74,986	53,620	120,478	125,274
Costs:
Services	29,422	31,459	48,771	60,466
Specialty rental	4,587	1,701	6,829	4,304
Depreciation of specialty rental assets	13,908	12,266	26,348	25,162
Gross profit	27,069	8,194	38,530	35,342
Selling, general and administrative	11,677	10,101	23,009	20,092
Other depreciation and amortization	4,096	4,098	8,092	8,214
Other expense (income), net	444	446	690	(569)
Operating income (loss)	10,852	(6,451)	6,739	7,605
Interest expense, net	9,744	10,178	19,594	20,200
Change in fair value of warrant liabilities	2,080	(533)	2,720	(2,187)
Loss before income tax	(972)	(16,096)	(15,575)	(10,408)
Income tax benefit	(60)	(2,429)	(1,523)	(2,196)
Net loss	(912)	(13,667)	(14,052)	(8,212)
Other comprehensive income (loss)
Foreign currency translation	7	45	(12)	(66)
Comprehensive loss	$(905)	$(13,622)	$(14,064)	$(8,278)

Weighted average number shares outstanding - basic and diluted	96,545,441	96,003,079	96,398,732	95,926,467

Net loss per share - basic and diluted	$(0.01)	$(0.14)	$(0.15)	$(0.09)

TH Q2 2021 Earnings Release	Page 8 of 13

Exhibit 2

Target Hospitality Corp.

Condensed Consolidated Balance Sheet Data

($ in thousands)

(unaudited)

	June 30,	December 31,
	2021	2020
Assets		(Restated)
Cash and cash equivalents	$6,467	$6,979
Accounts receivable, less allowance for doubtful accounts	29,862	28,183
Other current assets	5,505	8,400
Total current assets	$41,834	$43,562

Specialty rental assets, net	300,329	311,487
Goodwill and Other intangibles, net	136,838	144,159
Other non-current assets	34,975	35,029
Total assets	$513,976	$534,237

Liabilities
Accounts payable	$14,772	$10,644
Deferred revenue and customer deposits	35,650	6,619
Other current liabilities	26,623	28,270
Total current liabilities	77,045	45,533

Long-term debt, net	328,304	326,499
Revolving credit facility	5,000	48,000
Warrant liabilities	3,253	533
Other non-current liabilities	14,175	14,784
Total liabilities	427,777	435,349

Stockholders' equity
Common stock and other stockholders' equity	81,929	80,568
Accumulated earnings	4,270	18,320
Total stockholders' equity	86,199	98,888
Total liabilities and stockholders' equity	$513,976	$534,237

TH Q2 2021 Earnings Release	Page 9 of 13

Exhibit 3

Target Hospitality Corp.

Condensed Consolidated Cash Flow Data

($ in thousands)

(unaudited)

	For the Six Months Ended
	June 30,
	2021	2020
		(Restated)
Cash, cash equivalents and restricted cash - beginning of period	$6,979	$6,839

Cash flows from operating activities
Net loss	(14,052)	(8,212)
Adjustments:
Depreciation	27,119	25,957
Amortization of intangible assets	7,321	7,410
Other non-cash items	6,024	764
Changes in operating assets and liabilities	33,029	(560)
Net cash provided by operating activities	$59,441	$25,359

Cash flows from investing activities
Purchases of specialty rental assets	(14,107)	(12,310)
Other investing activities	(104)	549
Net cash used in investing activities	$(14,211)	$(11,761)

Cash flows from financing activities
Purchase of treasury stock	-	(5,318)
Other financing activities	(45,775)	4,877
Net cash used in financing activities	$(45,775)	$(441)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	33	(15)

Change in cash, cash equivalents and restricted cash	(512)	13,142

Cash, cash equivalents and restricted cash - end of period	$6,467	$19,981

TH Q2 2021 Earnings Release	Page 10 of 13

Exhibit 4

Target Hospitality Corp.

Reconciliation of Gross profit to Adjusted gross profit and Adjusted gross profit margin

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Total Revenue	$74,986	$53,620	$120,478	$125,274

Gross Profit	$27,069	$8,194	$38,530	$35,342

Adjustments:
Depreciation of specialty rental assets	13,908	12,266	26,348	25,162
Adjusted gross profit	$40,977	$20,460	$64,878	$60,504

Adjusted gross profit margin	55%	38%	54%	48%

TH Q2 2021 Earnings Release	Page 11 of 13

Exhibit 5

Target Hospitality Corp.

Reconciliation of Net loss to EBITDA and Adjusted EBITDA

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
		(Restated)		(Restated)
Total Revenue	$74,986	$53,620	$120,478	$125,274

Net loss	$(912)	$(13,667)	$(14,052)	$(8,212)
Income tax benefit	(60)	(2,429)	(1,523)	(2,196)
Interest expense, net	9,744	10,178	19,594	20,200
Other depreciation and amortization	4,096	4,098	8,092	8,214
Depreciation of specialty rental assets	13,908	12,266	26,348	25,162
EBITDA	$26,776	$10,446	$38,459	$43,168

Adjustments
Other expense (income), net	444	729	689	(5)
Transaction expenses	332	332	1,149	356
Stock-based compensation	1,436	1,038	2,235	1,922
Change in fair value of warrant liabilities	2,080	(533)	2,720	(2,187)
Other adjustments	872	1,351	2,649	2,460
Adjusted EBITDA	$31,940	$13,363	$47,901	$45,714

TH Q2 2021 Earnings Release	Page 12 of 13

Exhibit 6

Target Hospitality Corp.

Reconciliation of Net cash provided by operating activities to Discretionary cash flows

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$67,440	$14,808	$59,441	$25,359
Less: Maintenance capital expenditures for specialty rental assets	(1,606)	(66)	(3,066)	(695)
Discretionary cash flows	$65,834	$14,742	$56,375	$24,664

Purchase of specialty rental assets	(10,934)	(1,559)	(14,107)	(12,310)
Purchase of property, plant and equipment	(75)	(57)	(104)	(70)
Receipt of insurance proceeds	—	—	—	619
Net cash used in investing activities	$(11,009)	$(1,616)	$(14,211)	$(11,761)

Principal payments on finance and capital lease obligations	(1,329)	(10,112)	(2,690)	(10,115)
Proceeds from borrowings on finance and capital lease obligations	—	9,418	—	10,151
Principal payments on borrowings from ABL	(59,000)	(15,000)	(65,000)	(37,500)
Proceeds from borrowings on ABL	4,000	15,000	22,000	42,500
Restricted shares surrendered to pay tax liabilities	(34)	(76)	(85)	(159)
Purchase of treasury stock	—	—	—	(5,318)
Net cash used in financing activities	$(56,363)	$(770)	$(45,775)	$(441)

TH Q2 2021 Earnings Release	Page 13 of 13